Exhibit 99.3

Alteryx, Inc.

Lock-Up Agreement

December 7, 2016

Goldman, Sachs & Co.

J.P. Morgan Securities LLC

As representatives of the several Underwriters

named in Schedule I hereto,

c/o	Goldman, Sachs & Co.

200 West Street

New York, NY 10282-2198

c/o	J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Re:	Alteryx, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned understands that you, Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives (the “Representatives”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with Alteryx, Inc., a Delaware corporation (the “Company”), and the Selling Stockholders named in Schedule II to the Underwriting Agreement, if any, providing for a public offering (the “Public Offering”) of shares (the “Shares”) of the Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock” and together with the Class B Common Stock of the Company, par value $0.0001 per share, the “Class B Common Stock,” the “Common Stock”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 180 days after the date (the “Public Offering Date”) of the final prospectus (the “Final Prospectus”) used to sell the Shares in the Public Offering (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the “Undersigned’s Shares”), other than as otherwise provided herein. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares during the Lock-Up Period even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company-directed Shares the undersigned may purchase in the Public Offering. In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Shares or any security convertible into or exercisable or exchangeable for Shares.

Notwithstanding the foregoing, the undersigned may:

(a)	transfer the Undersigned’s Shares:

(i)	as a bona fide gift or gifts, or for bona fide estate planning purposes,

(ii)	to any member of the undersigned’s immediate family or to any trust for the direct or indirect benefit of the undersigned or the undersigned’s immediate family, or if the undersigned is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust,

(iii)	upon death or by will, testamentary document or intestate succession,

(iv)	in connection with a sale of the Undersigned’s Shares acquired (A) in the Public Offering or (B) in open market transactions after the Public Offering Date,

(v)	if the undersigned is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlled or managed by or under common control with the undersigned or affiliates of the undersigned, or (B) as part of a distribution or transfer by the undersigned to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders,

(vi)	to the Company in connection with the vesting or settlement of restricted stock units or the “net” or “cashless” exercise of options, warrants or other rights to purchase shares of Common Stock for purposes of exercising such options, warrants or rights, including any transfer for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or other rights,

(vii)	in connection with (A) the exercise of options on a cash basis or the vesting and settlement of restricted stock units or other rights granted under a stock incentive plan or other equity award plan, which plan is described in the Registration Statement and in the Final Prospectus used to sell the Shares in the Public Offering and (B) the exercise of warrants on a cash basis, which warrants are described in the Registration Statement and in the Final Prospectus used to sell Shares in the Public Offering, provided, that, in each case, any shares of Common Stock issued upon exercise of such option, warrant or other rights or the vesting and settlement of restricted stock units shall continue to be subject to the restrictions set forth herein until the expiration of the Lock-Up Period,

(viii)	to the Company in connection with (A) the repurchase of shares of Common Stock in the event the undersigned ceases to provide services to the Company, which such shares were issued pursuant to equity awards granted under a stock incentive plan or other equity award plan, which plan is described in the Registration Statement and in the Final Prospectus used to sell the Shares in the Public Offering or (B) a right of first refusal that the Company has with respect to transfers of such shares or securities,

(ix)	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of shares of Common Stock involving a Change of Control (as defined below) of the Company, provided, that, in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Undersigned’s Shares shall remain subject to the provisions of this Lock-Up Agreement,

(x)	in connection with (A) the conversion or reclassification of the outstanding preferred stock or other classes of capital stock of the Company into shares of Common Stock in connection with the consummation of the Public Offering and (B) the conversion of Class B Common Stock to Class A Common Stock, in each case, in accordance with the Company’s certificate of incorporation, provided, that, any such shares of Common Stock received upon such conversion or reclassification shall remain subject to the provisions of this Lock-Up Agreement,

(xi)	by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order,

(xii)	to the Underwriters pursuant to the Underwriting Agreement, or

(xiii)	with the prior written consent of the Representatives, on behalf of the Underwriters;

provided, that, (A) in the case of (i), (ii), (iii) and (v) above, such transfer shall not involve of a disposition for value, (B) in the case of (i), (ii), (iii), (v) and (xi) above, it shall be a condition to the transfer or distribution that the donee, transferee or distributee, as the case may be, agrees in writing to be bound by the restrictions set forth herein, (C) in the case of (i), (ii), (iii), (iv), (v) and (viii)(B) above, no filing under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period (other than any required Form 5 filing, which may be made), (D) in the case of (vi) above, no filing under Section 16 of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period (other than any required Form 5 filing, which may be made) until the later of (a) 90 days after the date of the Final Prospectus or (b) the Company’s first earnings release following the closing of the Public Offering, and after such 90th day or earnings release, as the case may be (such period, the “Stabilization Period”), and if, following such Stabilization Period, the undersigned is required to file a report under Section 16 of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock during the Lock-Up Period, the undersigned shall include a statement in such report to the effect that the purpose of such transfer was either (1) to cover tax withholding obligations of the undersigned or remittance payments due in connection with such vesting, settlement or exercise or (2) in connection with a cashless or net exercise of options, warrants or other rights to purchase shares of Common Stock for purposes of exercising such options, warrants or rights, provided, however, that, to the extent that the undersigned includes the statements required by this clause (D) in a report under Section 16 of the Exchange Act, a filing under Section 16 of the Exchange Act may be made during the Stabilization Period solely with respect to options, warrants or other rights to purchase shares of Common Stock that are scheduled to expire during the Lock-Up Period; (E) in the case of (vii) above, no filing under Section 16 of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Stabilization Period (other than any required Form 5 filing, which may be made); (F) in the case of (viii)(A) above, no filing under Section 16 of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period (other than any required Form 5 filing, which may be made) within 60 days after the date the undersigned ceases to provide services to the Company, and after such 60th day, if the undersigned is required to file a report under Section 16 of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock during the Lock-Up Period, the undersigned shall clearly indicate in the footnotes thereto the nature and conditions of such transfer, and (G), in the case of (xi) above, no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Common Stock shall be voluntarily made during the Lock-Up Period and, if the undersigned is required to file a report under Section 16 of the Exchange Act during the Lock-Up Period, the undersigned shall include a statement in such report to the effect that such transfer is to the Company by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order, as the case may be; or

(b)	enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Lock-Up Agreement relating to the sale of the Undersigned’s Shares, provided, that, the securities subject to such plan may not be transferred until after the expiration of the Lock-Up Period and no public announcement, report or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made during the Lock-Up Period.

For purposes of this Lock-Up Agreement: “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin; “executive officer” shall mean the officers listed under the caption “Executive Officers” in the table set forth in the section titled “Management” in the Final Prospectus; and “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold shares having more than a majority of the voting power of all outstanding voting shares of the Company (or the surviving entity).

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In the event that either of the Representatives withdraws from or declines to participate in the Public Offering, all references to the Representatives contained in this letter shall be deemed to refer to the sole Representative that continues to participate in the Public Offering (the “Sole Representative”) and this Lock-Up Agreement shall remain in full force and effect. In such event, any written consent, waiver or notice given or delivered in connection with this letter by the Sole Representative shall be deemed to be sufficient and effective for all purposes under this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock of the Company, the Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed or will agree in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

In addition, the Representatives agree that, should a discretionary release or waiver of the foregoing restrictions be granted to any executive officer, director, or holder of 5% or more of the outstanding Common Stock (calculated on an as converted basis as of the close of business on the date of the initial public filing of the registration statement on Form S-1 relating to the Public Offering), the Representatives shall use commercially reasonable efforts to provide at least two (2) business days’ notice to the Company prior to the effective date of such release or waiver (the effective date of such release or waiver, the “Release Date”) (provided that the failure to provide such notice shall not give rise to any claim or liability against the Representatives or the Underwriters), stating the percentage of shares held by such person or entity to be released (the “Release Percentage”), and the Company shall, within two (2) business days thereafter, send notice to the undersigned, stating that the Release Percentage of shares of Common Stock held by the undersigned shall also be released on a pro rata basis and on the same terms from the restrictions set forth herein on the Release Date. The provisions of this paragraph will not apply (i) if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer, (ii) to releases granted to one or more stockholders by the Representatives up to an aggregate number of shares of Common Stock for purposes of this clause (ii) having a fair market value in excess of $10.0 million immediately following the completion of the Public Offering (as adjusted for stock splits, stock dividends and other similar events after the date hereof) from such lock-up restrictions in respect of such parties, or (iii) in any primary or secondary public offering or sale that is underwritten (the “Underwritten Sale”) of the Company’s Common Stock during the restricted period set forth above, provided, however, that the undersigned is offered the opportunity to participate on a pro rata basis with and otherwise on the same terms as any other equity holders in such Underwritten Sale.

The provisions of this Lock-up Agreement shall no longer be effective if, as of the Public Offering Date, each and every of the Company’s directors, executive officers and holders of more than 5% of the Company’s outstanding Shares immediately prior to the Public Offering have not entered into a substantially similar agreement containing terms at least as restrictive as the terms provided for herein.

Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) the date, prior to the execution of the Underwriting Agreement, that the Company advises the Representatives in writing that it has determined not to proceed with the Public Offering, (ii) the date the Company files an application to withdraw the Registration Statement related to the Public Offering, (iii) the date the Underwriting Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the Shares to be sold thereunder, or (iv) June 30, 2017, in the event that the Underwriting Agreement has not been executed by such date.

The undersigned hereby consents to receipt of this Lock-Up Agreement in electronic form and understands and agrees that this Lock-Up Agreement may be signed electronically. In the event that any signature is delivered by facsimile transmission, electronic mail, or otherwise by electronic transmission evidencing an intent to sign this Lock-Up Agreement, such facsimile transmission, electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Lock-Up Agreement by facsimile transmission, electronic mail or other electronic transmission is legal, valid and binding for all purposes.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

Very truly yours,

ICONIQ STRATEGIC PARTNERS II, L.P.

By: ICONIQ Strategic Partners II GP, L.P., its General Partner

By: ICONIQ Strategic Partners II TT GP, Ltd., its General Partner

By:	/s/ Kevin Foster
Name:	Kevin Foster
Title:	Authorized Person

ICONIQ STRATEGIC PARTNERS II-B, L.P.,

By: ICONIQ Strategic Partners II GP, L.P., its General Partner

By: ICONIQ Strategic Partners II TT GP, Ltd., its General Partner

By:	/s/ Kevin Foster
Name:	Kevin Foster
Title:	Authorized Person

ICONIQ STRATEGIC PARTNERS II CO-INVEST, L.P., AX SERIES

By: ICONIQ Strategic Partners II GP, L.P., its General Partner

By: ICONIQ Strategic Partners II TT GP, Ltd., its General Partner

By:	/s/ Kevin Foster
Name:	Kevin Foster
Title:	Authorized Person

Address: 394 Pacific Avenue
San Francisco, CA 94111
Telephone: 415-967-7763

E-mail: kevin@iconiqcapital.com